Exhibit 99.1

KYNDRYL REPORTS FIRST QUARTER FISCAL YEAR 2023 RESULTS

●	Revenues for the quarter ended June 30, 2022 total $4.3 billion, net loss is $250 million, pretax loss is $205 million and adjusted pretax loss is $50 million
●	Continued progress on Alliances, Advanced Delivery and Accounts initiatives
●	Reaffirms outlook for fiscal year 2023, updating revenue forecast for currency effects

NEW YORK, August 3, 2022 — Kyndryl Holdings, Inc. (NYSE:KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended June 30, 2022, the first quarter of its 2023 fiscal year.

“We continued to expand our services capabilities in the quarter, and we drove progress on our three key initiatives — Alliances, Advanced Delivery and Accounts. We’re broadening our relationships with key technology partners, further enhancing our service delivery through upskilling and automation, and proactively working with existing accounts that have substandard margins, propelling us toward profitable revenue growth,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

Results for the Fiscal First Quarter Ended June 30, 2022

For the first quarter, Kyndryl reported revenues of $4.3 billion, a year-over-year decline of 10%, or 3% in constant currency. Compared to prior-year pro forma revenues, revenues declined 9%, or 2% in constant currency. The Company reported a pretax loss of $205 million and a net loss of $250 million, or $1.11 per diluted share, in the quarter, compared to a net loss of $389 million in the prior-year period. Adjusted pretax loss was $50 million, compared to pro forma adjusted pretax income of $70 million in the prior-year period. Currency movements had a negative year-over-year impact of $48 million on adjusted pretax income. Adjusted EBITDA of $491 million compares to $749 million of pro forma adjusted EBITDA in the prior-year period, primarily driven by the decline in revenue, a change in cost mix toward non-depreciated and non-amortized items, and unfavorable currency movements of $79 million. Cash flow from operations was $104 million, and adjusted free cash flow was ($32) million.

“Our revenue trends and adjusted earnings were consistent with our March quarter, and we’re intently focused on delivering our fiscal year 2023 financial objectives,” said Kyndryl Chief Financial Officer David Wyshner. “Our transformation is well under way. I’m encouraged by the execution throughout our organization on our Alliances, Advanced Delivery and Accounts initiatives. These efforts put us on track to achieve our medium-term goals, including sustained top-line growth, stronger margins and higher returns on invested capital.”

Recent Developments

●	Progress on Alliances initiative – In the quarter, Kyndryl signed contracts tied to cloud hyperscaler alliances with an aggregate value of $235 million, progressing toward its $1 billion hyperscaler signings target for fiscal year 2023. Kyndryl further increased its cloud-related capabilities, with more than 21,800 hyperscaler certifications among its employees at the end of the June quarter, a 36% increase over the last six months.

In the quarter, advisory & implementation services signings increased 27% year-over-year in constant currency, highlighting Kyndryl’s focus on applying its expanded technology partnerships to grow its “share of wallet” with existing customers.

●	Progress on Advanced Delivery initiative – Through this program, the Company has redeployed over 1,900 delivery professionals to serve new revenue streams and backfill attrition. This has generated annualized savings of roughly $100 million as of quarter-end, equal to half of Kyndryl’s fiscal 2023 year-end objective.
●	Progress on Accounts initiative – Kyndryl continued to address accounts with substandard margins, bringing the total impact from this initiative to $52 million of annualized benefits, on track to achieve the Company’s $200 million fiscal 2023 year-end goal.

In addition, the projected margins associated with signings in the quarter increased meaningfully compared to prior quarters, reflecting the Company’s emphasis on winning profitable business and its strategic willingness as an independent company to turn away low- and no-margin business.

●	Global strategic partnerships – The Company announced several new strategic partnerships in addition to the SAP and Dell alliances announced in April:
o	A partnership with Cisco to develop new private cloud services, network and edge computer solutions, software-defined network solutions and multi-network wide-area network (WAN) offerings with advanced security capabilities
o	A global alliance with NetApp to help customers across industries transform their businesses by unlocking insights from data
o	An alliance with Oracle to offer a wide range of new joint solutions to help companies modernize and move their applications and databases to the cloud
o	A partnership with Red Hat offering integrated services and solutions based on Red Hat Ansible Automation Platform to automate critical workloads from enterprise data centers to the edge and across public clouds
o	A partnership with Veritas Technologies to help enterprises manage, protect and recover critical data across multi-cloud environments, with a focus on cyber resiliency
●	Transaction-related costs – The Company’s reported results reflect $103 million of transaction-related costs associated with its spin-off, including systems migration and rebranding costs.

Outlook

Kyndryl is reaffirming the following outlook and adjusting its revenue outlook solely for currency effects, for its fiscal year beginning April 1, 2022 and ending March 31, 2023:

●	Double-digit constant-currency signings growth compared to pro forma signings in calendar year 2021, consistent with the outlook the Company published in May
●	Revenue of $16.3 to $16.5 billion, which includes an approximately $1.2 billion or seven-percentage-point negative currency impact. This represents a decline of (4)% to (3)% in constant currency compared to pro forma revenue for the twelve months ended March 31, 2022, which is consistent with the outlook the Company published in May
●	Adjusted EBITDA margin of 13% to 14%, consistent with the outlook the Company published in May
●	Adjusted pretax margin of 0% to 1%, consistent with calendar year 2021 pro forma results and with the outlook the Company published in May

These projected amounts compare to signings of $13.5 billion, pro forma signings of $13.9 billion, revenue of $18.7 billion, pro forma revenue of $18.5 billion, pretax loss of $1.9 billion, net loss of $2.3 billion, adjusted EBITDA of $2.0 billion, pro forma adjusted EBITDA of $2.7 billion and pro forma adjusted pretax income of $134 million for the year ended December 31, 2021. Revenue for the trailing twelve months ended March 31, 2022 was $18.3 billion, and pro forma revenue for the same period was $18.2 billion.

Based on recent exchange rates, currency movements are negatively impacting fiscal 2023 revenue by approximately $1.2 billion, adjusted EBITDA by approximately $300 million or 80 basis points, and adjusted pretax income by approximately $200 million or 120 basis points compared to calendar year 2021. Forecasted adjusted EBITDA also reflects a 60-basis-point negative impact from certain software being expensed rather than capitalized and amortized. (At the time of the Company’s prior earnings release, currency movements were estimated to be negatively impacting revenue by approximately $1.0 billion, adjusted EBITDA by approximately $200 million or 30 basis points, and adjusted pretax income by approximately $100 million or 60 basis points compared to calendar year 2021.)

Earnings Conference Call and Webcast

Kyndryl’s earnings call for the first fiscal quarter ended June 30, 2022 is scheduled to begin at 8:30 a.m. ET on August 4, 2022. The live webcast can be accessed by visiting https://investors.kyndryl.com/events-and-presentations/events/ on Kyndryl's investor relations website or by dialing 866-831-8713 (from the U.S.) or 203-518-9822 (from all other locations), and providing conference ID KDQ123. A slide presentation will be made available on the same website shortly before the call on August 4, 2022. Following the event, replays will be available via webcast for twelve months at https://investors.kyndryl.com/events-and-presentations/events/ and by telephone for two days by dialing 800-839-3013 (from the U.S.) or 402-220-7233 (from all other locations).

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. Kyndryl serves over 4,000 customers in more than 60 countries around the world, including 75 percent of the Fortune 100 companies. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release, are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “seek,” “aim” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, risks related to the Company’s spin-off from IBM, failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers; inability to attract and retain key personnel and other skilled employees; impact of local legal, economic, political, health and other conditions, including the COVID-19 pandemic; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; risks relating to cybersecurity and data privacy; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of foreign currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and may be further updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. As previously announced, Kyndryl changed its fiscal year-end from December 31 to March 31, effective for the fiscal year that began April 1, 2022 and ends March 31, 2023.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted free cash flow, pro forma adjusted EBITDA and pro forma adjusted pretax income. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

Forecasted amounts are based on recent currency exchange rates. A reconciliation of forward-looking non-GAAP financial information is not included in this release because the individual components of such reconciliation are not currently available without unreasonable effort. For the same reason, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Pro Forma Financial Information

This press release also includes certain pro forma financial information. The pro forma adjustments assume that the Company’s spin-off from IBM and related transactions occurred as of January 1, 2020. The pro forma financial information is unaudited and is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. The pro forma financial information presented includes adjustments that would not be included in the pro forma financial statements contained in a registration statement filed with the Securities and Exchange Commission that contain pro forma information prepared in accordance with Regulation S-X under the Securities Act of 1933.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended June 30,
	2022	2021
Revenues[1]	$4,288	$4,751

Cost of services[2]	$3,677	$4,162
Selling, general and administrative expenses	694	714
Workforce rebalancing charges (benefits)	4	(11)
Transaction-related costs	103	173
Interest expense	20	15
Other expense (income)	(3)	11
Total costs and expenses	$4,493	$5,065

Income (loss) before income taxes	$(205)	$(313)
Provision for income taxes	$45	$76
Net income (loss)	$(250)	$(389)

Earnings per share data
Basic earnings (loss) per share	$(1.11)	$(1.74)
Diluted earnings (loss) per share	(1.11)	(1.74)

Basic shares outstanding	225.3	224.1
Diluted shares outstanding	225.3	224.1

1 Including related-party revenue of $205 million and $146 million for the three months ended June 30, 2022 and 2021, respectively

2 Including related-party cost of services of $961 million and $906 million for the three months ended June 30, 2022 and 2021, respectively

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended June 30,			Year-over-Year Growth
			Pro Forma	As	Constant
Segment Results	2022	2021	2021	Reported	Currency
Revenue
United States	$1,168	$1,210	$1,205	(3)%	(3)%
Japan	634	747	765	(15)%	1%
Principal Markets[1]	1,516	1,842	1,729	(18)%	(9)%
Strategic Markets[1]	970	953	1,007	2%	8%
Total revenue	$4,288	$4,751	$4,706	(10)%	(3)%
Adjusted EBITDA[2]
United States	$200	$275	$330
Japan	115	140	172
Principal Markets	100	71	182
Strategic Markets	96	133	113
Corporate and other[3]	(20)	(49)	(48)
Total adjusted EBITDA	$491	$571	$749

	June 30,	March 31,
Balance Sheet Data	2022	2022
Cash and equivalents	$1,871	$2,134
Debt (short-term and long-term)	3,200	3,223

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]

The Company refined certain allocation methodologies related to its measure of segment adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates. For more information, see the Company’s Form 8-K/A filed with the SEC on May 27, 2022.

[3]	Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Three Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(250)	$(389)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property and equipment	228	331
Depreciation of right-of-use assets	85	84
Amortization of transition costs and prepaid software	293	341
Amortization of capitalized contract costs	111	156
Amortization of intangible assets	14	10
Stock-based compensation	26	18
Deferred taxes	46	(31)
Net (gain) loss on asset sales and other	2	(5)
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(369)	(509)
Right-of-use assets and liabilities (excluding depreciation)	(84)	(105)
Workforce rebalancing liabilities	6	(74)
Receivables	222	(55)
Accounts payable	(14)	3
Taxes (including items settled with former Parent in prior-year period)	12	106
Other assets and other liabilities	(224)	(43)
Net cash provided by (used in) operating activities	$104	$(161)

Cash flows from investing activities:
Payments for property and equipment and capitalized software	$(213)	$(227)
Proceeds from disposition of property and equipment	7	16
Other investing activities, net	(13)	—
Net cash used in investing activities	$(218)	$(211)

Cash flows from financing activities:
Debt repayments	$(28)	$(19)
Proceeds from issuance of debt, net of debt issuance costs	—	140
Net transfers from Parent	—	243
Common stock repurchases for tax withholdings	(13)	—
Net cash provided by financing activities	$(41)	$364

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(111)	$1
Net change in cash, cash equivalents and restricted cash	$(266)	$(7)

Cash, cash equivalents and restricted cash at April 1	$2,154	$50
Cash, cash equivalents and restricted cash at June 30	$1,888	$43

Supplemental data
Income taxes paid, net of refunds received	$8	$—
Interest paid on debt	$38	$—

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it improves visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation, amortization of intangible assets, workforce rebalancing charges, impairment expense, significant litigation costs and foreign currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income, as defined above, by revenue.

Pro forma adjusted pretax income is adjusted pretax income, further adjusted for excess cost allocations from our former Parent, incremental costs to support independence and growth, other adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and ongoing effects of the Separation-related transactions. Pro forma adjusted pretax margin is calculated by dividing pro forma adjusted pretax income, as defined above, by pro forma revenue.

Management uses adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma pretax margin to evaluate our performance. Management also uses these metrics when publicly providing our business outlook. We believe adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma adjusted pretax margin are helpful supplemental metrics for investors in evaluating our operating performance because they can be used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company. Adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma adjusted pretax margin eliminate the impact of expenses that do not relate to core business performance. These measures are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries.

Pro forma adjusted EBITDA is adjusted EBITDA, further adjusted for excess cost allocations from our former Parent, incremental costs to support independence and growth, other adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and ongoing effects of Separation-related transactions.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA, as defined above, by revenue. Pro forma adjusted EBITDA margin is calculated by dividing pro forma adjusted EBITDA, as defined above, by pro forma revenue.

Management uses adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin to evaluate our performance. Management also uses these metrics when publicly providing our business outlook. We believe they are a helpful supplemental measure to assist investors in evaluating our operating results as they exclude certain items whose fluctuation from period to period do not necessarily correspond to changes in the operations of our business. Adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments and workforce rebalancing payments less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Pro forma signings reflect the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions. Management believes that the estimated value of signings provide insight into the Company’s potential future revenue, and management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base, as well as views signings as useful decision-making information for investors.

Reconciliation of GAAP revenue to pro forma revenue

	Twelve Months Ended	Year Ended
	March 31,	December 31,
	2022	2021
Revenue as reported (GAAP)	$18,317	$18,657
Pro forma adjustments[1]	(72)	(134)
Pro forma revenue	$18,245	$18,523

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2022	2021	2021	2021	2021
Revenue as reported (GAAP)	$4,288	$4,431	$4,556	$4,579	$4,751	$4,771
Pro forma adjustments[1]	—	—	23	(51)	(45)	(63)
Pro forma revenue	$4,288	$4,431	$4,579	$4,529	$4,706	$4,709

1 Adjustments represent the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of Separation-related transactions.

Revenue for the three months ended June 30, 2022 declined by 10 percent, or 3 percent in constant currency, when compared to the prior-year period, and 9 percent, or 2 percent in constant currency, when compared to prior-year pro forma revenue.

Reconciliation of net income (loss) to adjusted pretax income (loss) and adjusted EBITDA

	Three Months Ended	Year Ended
	June 30, 2022	December 31, 2021
Net income (loss) (GAAP)	$(250)	$(2,304)
Provision for income taxes	45	402
Workforce rebalancing charges	4	39
Transaction-related costs	103	627
Stock-based compensation expense	26	71
Goodwill impairment	—	469
Amortization of intangible assets	14	37
Other adjustments[1]	9	88
Adjusted pretax income (loss)	$(50)	$(572)
Interest expense	20	64
Depreciation expense	228	1,300
Amortization expense	293	1,278
Adjusted EBITDA (non-GAAP)	$491	$2,069

1 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and foreign currency impacts of highly inflationary countries.

Reconciliation of net income (loss) to pro forma adjusted pretax income and pro forma adjusted EBITDA

	Three Months Ended	Year Ended
	June 30, 2021	December 31, 2021
Net income (loss) (GAAP)	$(389)	$(2,304)
Provision for income taxes	76	402
Workforce rebalancing charges (benefits)	(11)	39
Transaction-related costs	173	627
Stock-based compensation expense	18	71
Goodwill impairment	—	469
Excess cost allocations from IBM	149	493
Effects of post-Separation commercial agreements with IBM	103	416
Incremental costs to support independence and growth	(94)	(274)
Pro forma and other adjustments[1]	45	196
Pro forma adjusted pretax income (loss)	$70	$134
Interest expense	20	76
Depreciation expense	318	1,262
Amortization expense	341	1,278
Pro forma adjusted EBITDA	$749	$2,749

1 Pro forma and other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs, amortization of intangible assets, foreign currency impacts of highly inflationary countries, post-Separation commercial pricing arrangements with IBM, the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.

Reconciliation of cash flow from operations to adjusted free cash flow

Three Months Ended
June 30, 2022
Cash flows from operating activities (GAAP)	$104
Plus: Workforce rebalancing payments	5
Plus: Transaction-related payments	65
Less: Net capital expenditures	(206)
Adjusted free cash flow	$(32)

Reconciliation of signings to pro forma signings (in billions)

Year Ended
December 31,
2021
Historical signings	$13.5
Pro forma adjustments[1]	0.3
Pro forma signings	$13.9

[1]	Adjustments represent the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.

Reconciliation of signings growth in constant currency

			Year-over-Year Change
	Three Months Ended	Three Months Ended		Constant
	June 30, 2022	June 30, 2021	As Reported	Currency
Historical signings	$2.9	$3.8	(22)%	(15)%
Pro forma adjustments[1]	—	0.2
Pro forma signings	$2.9	$4.0	(26)%	(20)%

			Year-over-Year Change
	Six Months Ended	Six Months Ended		Constant
	June 30, 2022	June 30, 2021	As Reported	Currency
Historical signings	$6.1	$6.3	(3)%	4%
Pro forma adjustments[1]	—	0.3
Pro forma signings	$6.1	$6.6	(8)%	(1)%

Signings in billions.

[1]	Adjustments represent the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.